EXHIBIT 10.15

HTBASE CORPORATION

2018 EQUITY INCENTIVE PLAN

Adopted by the Board of Directors on November 27, 2018
Approved by the Stockholders on November 27, 2018

1.Purposes of the Plan.  The Plan is intended to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to Service Providers and to promote the success of the Company’s business.

2.Definitions.  As used herein, the following definitions shall apply:

(a)“Administrator” means the Board or any of its Committees as shall be administering the Plan, in accordance with Section 4 of the Plan; provided that following any merger of the Company with or into another corporation or entity or a Change in Control, the Administrator means any Compensation Committee of the Board of Directors of the successor corporation or its Parent (provided further that such Compensation Committee may delegate certain responsibilities to a committee comprised of members of the board, officers or employees of the Company and/or Company’s successor).

(b)“Applicable Laws” means the requirements relating to the administration of equity incentive plans, the grant of Awards and the related issuance of Shares under Canadian laws, U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and under the laws, rules and regulations of any foreign country or jurisdiction where Awards are, or will be, granted under the Plan or where Participants may reside and/or work, as such requirements shall be in place from time to time.

(c)“Award” means, individually or collectively, a grant under the Plan of Restricted Stock Units.

(d)“Award Agreement” means the written or electronic agreement, in such form as the Administrator prescribes from time to time, setting forth the terms and provisions applicable to each Award granted under the Plan. The Award Agreement is subject to the terms and conditions of the Plan.

(e)“Board” means the Board of Directors of the Company.

(f)“Change in Control” means the occurrence of any of the following events:

(i)A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than fifty percent (50%) of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection, the acquisition of additional stock by any Person, who is considered to own more than fifty percent (50%) of the total voting power of the stock of the Company will not be considered a Change in Control; or

(ii)A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (ii), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (A) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer (provided that such entity is controlled in substantially the same proportions by the Company’s stockholders who held the Company’s securities immediately before such transfer), or (B) a transfer of assets by the Company to: (1) a stockholder of the Company (immediately before the asset transfer) in exchange for the Company’s stock (provided that the value of the Company’s stock exchanged for such assets shall be substantially equal to or greater than the value of such assets, as determined by the Board), (2) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (3) a Person, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company, or (4) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a Person described in this subsection (ii)(B)(3).  For purposes of this subsection (ii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.
For purposes of this definition, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.
Notwithstanding the foregoing, to the extent required for compliance with Code Section 409A, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Code Section 409A, as it has been and may be amended from time to time, and any proposed or final Treasury Regulations and Internal Revenue Service guidance that has been promulgated or may be promulgated thereunder from time to time.
Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if: (i) its sole purpose is to change the state of the Company’s incorporation, or (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

(g)“Code” means the U.S. Internal Revenue Code of 1986, as amended.

(h)“Common Stock” means the common shares of the Company.

(i)“Committee” means a committee of Directors or of other individuals satisfying Applicable Laws appointed by the Board or a duly authorized committee of the Board, in accordance with Section 4(a) of the Plan.

(j)“Company” means HTBase Corporation, a corporation incorporated under the laws of the Province of Ontario, or any successor thereto.

(k)“Company Group” means the Company, any Parent or Subsidiary, and any entity that, from time to time and at the time of any determination, directly or indirectly, is in control of, is controlled by or is under common control with the Company.

(l)“Consultant” means any natural person engaged by the Company Group to render services and who is compensated for such services, but who is neither an Employee nor a Director; provided, that a Consultant will include only those persons to whom the issuance of Common Stock may be registered under Form S-8 under the U.S. Securities Act of 1933, as amended.

(m)“Director” means a member of the Board.

(n)“Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code, provided that in the case of Awards, the Administrator in its discretion may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Administrator from time to time.

(o)“Employee” means any person employed by the Company or any member of the Company Group.

(p)[Reserved].

(q)“Fair Market Value” means the closing sales price of Common Stock on the date of determination. In addition, for purposes of determining the fair market value of Shares for any reason, fair market value will be determined by the Administrator in a manner compliant with Applicable Laws and applied consistently for such purpose. The determination of fair market value for purposes of tax withholding may be made in the Administrator’s sole discretion subject to Applicable Laws and is not required to be consistent with the determination of Fair Market Value for other purposes.

(r)“Parent” means a “parent corporation”, whether now or hereafter existing, as defined in Section 424(e) of the Code.

(s)“Participant” means the holder of an outstanding Award.

(t)“Plan” means this 2018 Equity Incentive Plan.

(u)“Restricted Stock Unit” means a bookkeeping entry representing an amount equal to the Fair Market Value of one Share, granted pursuant to Section 5. Each Restricted Stock Unit represents an unfunded and unsecured obligation of the Company, subject to the terms and conditions of the applicable Restricted Stock Unit Award Agreement, and each holder of a Restricted Stock Unit shall have no rights other than those of a general creditor of the Company.

(v)“Section 409A” means Section 409A of the Code.

(w)“Service Provider” means an Employee, Consultant or Director.

(x)“Share” means a share of the Common Stock, as adjusted in accordance with Section 7 of the Plan.

(y)“Subsidiary” means with respect to the Company, (i) any corporation of which more than 50% of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation will have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned by the Company, and (ii) any partnership, limited liability company or other entity in which the Company has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of more than 50%.

(z)“Tax Obligations” means tax and social insurance liability obligations and requirements in connection with the Awards, including, without limitation, (A) all federal, state, and local taxes (including the Participant’s Federal Insurance Contributions Act (FICA) obligation or other payroll taxes) that are required to be withheld by an entity in the Company Group, (B) any fringe benefit tax liability the responsibility for which the Participant has, or has agreed to bear, with respect to such Award or the Shares subject to the Award, and (C) any other taxes of an entity in the Company Group the responsibility for which the Participant has, or has agreed to bear, with respect to such Award or the Shares subject to the Award.

3.Stock Subject to the Plan.

(a)Stock Subject to the Plan. Subject to the provisions of Section 7 of the Plan, the maximum aggregate number of Shares that may be issued under this Plan is equal to 384,942 Shares.

(b)Lapsed Awards. If an Award is forfeited to the Company due to such Award failing to vest, the forfeited Shares which were subject thereto shall become available for future grant or sale under the Plan (unless the Plan has terminated). Shares that have actually been issued under the Plan under any Award shall not be returned to the Plan and shall not become available for future distribution under the Plan. Shares that are subject to an Award Agreement that are used to satisfy Tax Obligations shall not become available for future grant or sale under the Plan. To the extent an Award under the Plan is paid out in cash rather than stock, such cash payment shall not reduce the number of Shares available for issuance under the Plan. Any payout of Awards that are payable only in cash shall not reduce the number of Shares available for issuance under the Plan. Conversely, any forfeiture of Awards that are payable only in cash shall not increase the number of Shares available for issuance under the Plan.

4.Administration of the Plan.

(a)Procedure.

(i) Multiple Administrative Bodies.  If permitted by Applicable Laws, the Plan may be administered by different Committees with respect to different groups of Service Providers.

(ii)Administration With Respect to Other Persons.  Other than as provided above, the Plan shall be administered by (A) the Board, (B) a committee designated by the Board, or (C) a sub-committee designated by the designated Committee, which Committee or sub-committee shall be constituted to satisfy Applicable Laws. Once appointed, such Committee shall serve in its designated capacity until otherwise directed by the Board. The Board may increase the size of the Committee and appoint additional members, remove members and substitute new members, fill vacancies, and remove all members of the Committee and thereafter directly administer the Plan, all to the extent permitted by Applicable Laws.

(b)Powers of the Administrator.  Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator shall have the authority, in its discretion:

(i) to determine the Fair Market Value in accordance with Section 2(q) of the Plan;

(ii)to select the Service Providers to whom Awards may be granted hereunder;

(iii)to determine whether and to what extent Awards are granted hereunder;

(iv)to determine the number of shares of Common Stock to be covered by each Award granted hereunder;

(v) to approve forms of agreement for use under the Plan, which, for the avoidance of doubt, need not be identical for each Participant or Award;

(vi)to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Awards vest or may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions (subject to compliance with Applicable Laws, including Code Section 409A), and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Administrator, in its sole discretion, shall determine;

(vii)to construe and interpret the terms of the Plan, Awards granted pursuant to the Plan and any other agreement defining the rights and obligations of the Company and the Participants under the Plan;

(viii)to prescribe, amend and rescind rules and regulations relating to the Plan;

(ix)to modify or amend each Award;

(x)to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;

(xi)to determine the terms and restrictions applicable to Awards;

(xii)to adopt such modifications, procedures, plans and sub-plans as may be necessary, desirable or appropriate to comply with provisions of the laws of the United States or any other country, to allow for tax-preferred treatment of Awards or otherwise provide for or facilitate the participation by Participants who reside outside of the United States, in order to assure the viability of the benefits of Awards made to Participants located in the United States or such other jurisdictions and to further the objectives of the Plan; and

(xiii)to make all other determinations deemed necessary or advisable for administering the Plan.

(c)Effect of Administrator’s Decision.  All decisions, determinations and interpretations of the Administrator shall be final and binding on all Participants and any other holders of any Awards granted under the Plan.

5.Restricted Stock Units.

(a)Grant.  Restricted Stock Units may be granted at any time and from time to time as determined by the Administrator. After the Administrator determines that it will grant Restricted Stock Units under the Plan, it shall advise the Participant in writing or electronically of the terms, conditions, and restrictions related to the grant, including the number of Restricted Stock Units and the form of payout, which may be left to the discretion of the Administrator.  Until the Shares are issued, no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the Restricted Stock Units to acquire Shares.

(b)Vesting Criteria and Other Terms.  The Administrator shall set vesting criteria in its discretion, which, depending on the extent to which the criteria are met, will determine the number of Restricted Stock Units that will be paid out to the Participant. The Administrator may set vesting criteria based upon the achievement of Company-wide, business unit, or individual goals (including, but not limited to, continued employment), or any other basis determined by the Administrator in its discretion.

(c)Earning Restricted Stock Units.  Upon meeting the applicable vesting criteria, the Participant shall be entitled to receive a payout as specified in the Restricted Stock Unit Award Agreement. Notwithstanding the foregoing, at any time after the grant of Restricted Stock Units, the Administrator, in its sole discretion, may reduce or waive any vesting criteria that must be met to receive a payout.

(d)Form and Timing of Payment.  Payment of earned Restricted Stock Units shall be made as soon as practicable after the date(s) set forth in the Restricted Stock Unit Award Agreement. Earned Restricted Stock Units shall only be settled in Shares.

(e)Cancellation.  On the date set forth in the Restricted Stock Unit Award Agreement, all unearned Restricted Stock Units shall be forfeited to the Company.

6.Tax Provisions.

(a)Withholding Requirements. Prior to the delivery of any Shares pursuant to an Award or such earlier time as any Tax Obligations are due, the Company and/or any entity in the Company Group will have the power and the right to deduct or withhold, or require a Participant to remit to the Company and/or the appropriate entity in the Company Group, an amount sufficient to satisfy all Tax Obligations.

(b)Withholding Arrangements. The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may designate the method or methods by which a Participant may satisfy such Tax Obligations. As determined by the Administrator in its discretion from time to time, these methods may include one or more of the following (A) paying cash, (B) having the Company withhold otherwise deliverable cash or Shares having a fair market value equal to the Tax Obligations, (C) delivering to the Company already-owned Shares having a fair market value equal to the Tax Obligations, (D) selling a sufficient number of Shares otherwise deliverable to the Participant through such means as the Administrator may determine in its sole discretion (whether through a broker or otherwise) equal to the Tax Obligations, (E) retaining from salary or other amounts payable to the Participant cash having a sufficient value to satisfy the Tax Obligations, or (F) any other means which the Administrator, in its sole discretion, determines to both comply with Applicable Laws, and to be consistent with the purposes of the Plan. The amount of Tax Obligations will be deemed to include any amount that the Administrator agrees may be withheld at the time the election is made.

(c)Compliance with Section 409A. Each payment or benefit under this Plan and under each Award Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. The Plan, each Award and each Award Agreement under the Plan is intended to be exempt from or otherwise meet the requirements of Section 409A and will be construed and interpreted, including but not limited with respect to ambiguities and/or ambiguous terms, in accordance with such intent, except as otherwise specifically determined in the sole discretion of the Administrator.

7.Adjustments; Dissolution or Liquidation; Merger or Change in Control.

(a)Changes in Capitalization.  Subject to any required action by the stockholders of the Company, the number of shares of Common Stock covered by each outstanding Award, and the number of shares of Common Stock which have been authorized for issuance under the Plan but as to which no Awards have yet been granted or which have been returned to the Plan upon cancellation or expiration of an Award shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an Award.  Except as otherwise expressly provided herein or pursuant to an Award Agreement, no adjustment of any Award shall be made for cash dividends or other rights for which the record date occurs prior to the date issuance of any Shares subject to such Award.

(b)Dissolution or Liquidation.  In the event of the proposed dissolution or liquidation of the Company, the Administrator shall notify each Participant as soon as practicable prior to the effective date of such proposed transaction. In addition, the Administrator may provide that any Company forfeiture rights applicable to any Award shall lapse 100%, and that any Award vesting shall accelerate 100%, provided the proposed dissolution or liquidation takes place at the time and in the manner contemplated. To the extent it has not been previously vested, an Award will terminate immediately prior to the consummation of such proposed action.

(c)Change in Control. In the event of a merger of the Company with or into another corporation or entity or a Change in Control, each outstanding Award shall be assumed or an equivalent Award substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation (or a Parent or Subsidiary of the successor corporation) refuses to assume or substitute for the Awards, the Participant shall fully vest (or shall vest at such other level(s) as provided in an Award Agreement with respect to Awards that are assumed or substituted (whether or not actually assumed or substituted)) in such Awards which would not otherwise be vested. For the avoidance of doubt, for purposes of this paragraph, except as otherwise contemplated in an Award Agreement, an Award shall be considered assumed if, following the merger or Change in Control, the assumed Award confers the right to receive, for each Share subject to the Award immediately prior to the transaction, common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of the Company’s common stock in the merger or Change in Control.

8.No Effect on Employment or Service. Neither the Plan nor any Award will confer upon a Participant any right with respect to continuing the Participant’s relationship as a Service Provider, nor will they interfere in any way with the Participant’s right or the employing entity’s right to terminate such relationship at any time, with or without cause.  A Participant’s rights, if any, in respect of or in connection with any Award are derived solely from the discretionary decision of the Company to permit the Participant to participate in the Plan and to benefit from a discretionary Award. By accepting an Award hereunder, a Participant expressly acknowledges and agrees that there is no obligation on the part of the Company to continue the Plan and/or grant any additional Awards. Any Award granted hereunder is not intended to be compensation of a continuing or recurring nature, or part of a Participant’s normal or expected compensation, and in no way represents any portion of a Participant’s salary, compensation, or other remuneration for purposes of pension, benefits, severance, redundancy, resignation or any other purpose. For greater certainty, except as expressly required by applicable employment standards legislation, a period of notice, if any, or payment in lieu thereof, upon termination of employment, wrongful or otherwise, shall not be considered as extending the period of employment for the purposes of the Plan. A Participant shall have no right to any compensation or damages in consequence of the Participant’s termination of employment (whether lawfully or unlawfully) or otherwise for any reason whatsoever insofar as any such right arises or may arise from the Participant ceasing to have rights or be entitled to receive any Shares in respect of Restricted Stock Units under the Plan.

9.Time of Granting Awards.  The date of grant of an Award shall, for all purposes, be the date on which the Administrator makes the determination granting such Award (or such later grant effective date authorized by the Administrator). Notice of the determination shall be given to each Service Provider to whom an Award is so granted within a reasonable time after the date of such grant.

10.Term of Plan.  Unless sooner terminated under Section 11, the Plan will continue in effect until the tenth (10th) year anniversary of the date that the Plan was approved by the Board.

11.Amendment and Termination of the Plan.

(a)Amendment and Termination.  The Board may at any time amend, alter, suspend or terminate the Plan.

(b)Stockholder Approval. The Plan will be subject to approval by the stockholders of the Company within twelve (12) months of its adoption by the Board. In addition, any subsequent amendment to the Plan for which stockholder approval is required by Applicable Laws shall require stockholder approval. Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws.

(c) Effect of Amendment or Termination.  No amendment, alteration, suspension or termination of the Plan shall impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company.

12.Conditions Upon Issuance of Shares.

(a)Legal Compliance. The granting of Awards and the issuance and delivery of Shares under the Plan shall be subject to all Applicable Laws, and to such approvals by any governmental agencies or national securities exchanges as may be required. Subject to compliance with, or exception from Code Section 409A, Shares will not be issued pursuant to the exercise or vesting of an Award unless the exercise or vesting of such Award and the issuance and delivery of such Shares will comply with Applicable Laws and may be further subject to the approval of counsel for the Company with respect to such compliance.

(b)Investment Representations. As a condition to the payout of an Award, the person receiving the Shares upon vesting, to render to the Company a written statement containing such representations and warranties as, in the opinion of counsel for the Company, may be required to ensure compliance with any of the aforementioned relevant provisions of law, including a representation that the Shares are being acquired only for investment and without any present intention to sell or distribute such Shares, if, in the opinion of counsel for the Company, such a representation is required.

13.Reservation of Shares.  The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan. Inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

14.Miscellaneous.

(a)Severability.  If a court of competent jurisdiction holds any provision invalid and unenforceable, the remaining provisions of the Plan shall continue in effect.

(b)Construction. Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of the Plan. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.

(c)Clawback.  An Award granted under the Plan will be subject to any provisions of Applicable Laws providing for the recoupment or clawback of incentive compensation (or any Company policy adopted to comply with Applicable Laws); the terms of any Company recoupment, clawback or similar policy in effect; and any recoupment, clawback or similar provisions that may be included in the applicable Award Agreement.

(d)Fractional Shares.  The Company shall not be required to issue fractional shares upon the exercise or settlement of any Award.

HTBASE CORPORATION
2018 EQUITY INCENTIVE PLAN
NOTICE OF GRANT OF RESTRICTED STOCK UNITS
Unless otherwise defined herein, the terms defined in the HTBase Corporation 2018 Equity Incentive Plan (the “Plan”) shall have the same defined meanings in this Notice of Grant of Restricted Stock Units (the “Notice of Grant”), the Restricted Stock Unit Award Agreement set forth in Exhibit A and any other exhibits to these documents (collectively, this “Agreement”).

Name (“Participant”):
Date of Grant:

This award of Restricted Stock Units (the “Award”) will be effective as and when it is approved by the Company’s Board.
The Award is subject to the terms and conditions of the Plan and this Agreement, as follows:

Number of Restricted Stock Units:

For the avoidance of any doubt, the number of RSUs subject to the Award will be adjusted pursuant to the exchange ratio set forth in that certain Share Purchase Agreement that the Company and its vendors intend to enter into with 1187474 B.C. Unlimited Liability Company (the “Purchaser”) (such agreement, the “Purchase Agreement”).
Each such Restricted Stock Unit is equivalent to one share of Common Stock of the Company (a “Share”) for purposes of determining the number of Shares subject to this Award; provided that any fractional share may be paid in cash. None of the Restricted Stock Units will be issued (nor will you have the rights of a stockholder with respect to the underlying Shares) until the vesting conditions described below are satisfied.
This Award vests as to 34% of the Shares on the first anniversary of the Closing Date (as defined in the Purchase Agreement) and 33% of the Shares on each of the second and third anniversaries of the Closing Date, subject to Participant remaining a Service Provider through each applicable vesting date and subject to the closing of the transactions contemplated by the Purchase Agreement (such transactions, the “Transactions”).
Participant acknowledges and agrees that notwithstanding any agreement Participant and any member of the Company Group may have in place to the contrary, the Transactions (including, without limitation, the consummation of the Closing (as defined in the Purchase Agreement)) shall not result in, and Participant hereby expressly waives and disclaims any rights to, (i) the pay-out of any of Participant’s Restricted Stock Units (including, without limitation, any Restricted Stock Units granted pursuant to the Award) or the pay-out of any Juniper Networks, Inc.’s restricted stock units exchanged for the Company’s Restricted Stock Units in connection with the Transactions and/or (ii) the acceleration of the vesting of any of Participant’s Restricted Stock Units (including, without limitation, any Restricted Stock Units granted pursuant to the Award) or the acceleration of the vesting of any Juniper Networks, Inc.’s restricted stock units exchanged for the Company’s Restricted Stock Units in connection with the Transactions.
For purposes of this Agreement, “Service Provider” means an employee or consultant of the Company or an Affiliate of the Company, and any entity that, from time to time and at the time of any determination, directly or indirectly, is in control of, is controlled by or is under common control with the Company (the “Company Group”). Participant will not cease to be a Service Provider in the case of (i) transfers between locations of the Company or other members of the Company Group, or (ii) a change in status from employee to consultant or vice versa.
Participant hereby waives and releases to the maximum extent permitted by applicable law any and all claims or causes of action, whether or not now known, against the Company and the Purchaser and/or their respective predecessors, successors, past or present subsidiaries, affiliated companies, investors, branches or related entities (collectively, including the Company and the Purchaser, the “Entities”) and/or the Entities’ respective past or present insurers, officers, members, managers, partners, employees, stockholders, directors, consultants, agents, attorneys, employee benefit plans or assigns (collectively with the Entities, the “Released Parties”), with respect to any matter, including, without limitation, any matter based upon or arising out of the arrangement between Participant and the Company and/or any of its subsidiaries, to pay or award any compensation to Participant

(including, without limitation, the grant or award of options or any other equity interests in the Company to Participant) pursuant to any offer letters, employment agreements, oral promises or otherwise, the Purchase Agreement, the Transactions and Participant’s employment with the Company or any of its subsidiaries (the “Release”). Participant agrees not to sue or bring any other claim or action against any of the Released Parties for any of the claims subject to or otherwise described in the Release, agrees not to participate in any class, collective, representative, or group action that may include any of the claims subject to or described in the Release, and will affirmatively opt out of any such class, collective, representative or group action. Participant acknowledges that Participant has read Section 1542 of the Civil Code of the State of California that provides as follows:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.
Participant waives any right or benefit that Participant has or may have under Section 1542 of the Civil Code of the State of California, any similar law of any other jurisdiction, or any common law principles of similar effect, to the full extent that Participant may lawfully waive all such rights and benefits pertaining to the subject matter of the Release. Participant understands and agrees that claims or facts in addition to or different from those which are now known or believed by Participant to exist may hereafter be discovered, but it is Participant’s intention to release all claims that he or she has or may have against the Released Parties, whether known or unknown, suspected or unsuspected. For the avoidance of doubt, notwithstanding the Release, Participant does not waive or release any rights Participant may have for violations of any foreign, federal, state or local statutory and/or public policy right or entitlement that, by applicable law, cannot be waived.
Participant acknowledges and agrees that this Agreement and the vesting schedule for this Award does not constitute an express or implied promise of continued employment or engagement as a Service Provider for the vesting period, for any period, or at all, and shall not interfere with Participant’s right or the Company’s or, if different, Participant’s employer’s right to terminate your relationship as a Service Provider at any time, with or without cause.
By Participant’s acknowledgement and written signature below or Participant’s electronic acceptance of the terms of this Agreement, Participant agrees that this Agreement and the Plan constitute Participant’s entire agreement with respect to this Award and may not be modified adversely to Participant’s interest except by means of a writing agreed by the Company and Participant. Should Participant electronically accept this Agreement, Participant agrees to the following: “This electronic contract contains my electronic signature, which I have executed with the intent to sign this Agreement.”

PARTICIPANT
Signature:

COMPANY
Signature:

Title:
Date:

Exhibit A
RESTRICTED STOCK UNIT AWARD AGREEMENT
1.Grant. The Company hereby grants to Participant an award of Restricted Stock Units (“RSUs”), as set forth in the Notice of Grant, subject to all of the terms and conditions in this Agreement and the Plan, which is incorporated by reference.

2.Company’s Obligation to Pay. Each RSU represents the right to receive a newly issued Share on the vesting date. Unless and until the RSUs vest in the manner set forth in Sections 3 or 4, Participant will have no right to payment with respect to such RSUs. Prior to actual distribution of Shares pursuant to any vested RSUs, such RSUs will represent an unfunded and unsecured obligation of the Company, payable (if at all) only from the general assets of the Company. Any RSUs that vest in accordance with Sections 3 or 4 will be paid to Participant (or in the event of Participant’s death, to his or her estate) in whole Shares, subject to Participant satisfying any obligations for Tax-Related Items (as defined in Section 7). Subject to the provisions of Sections 4 and 8, vested RSUs will be paid as soon as practicable after vesting, but in each such case within the period 60 days following the vesting date. In no event will Participant be permitted, directly or indirectly, to specify the taxable year of the payment of any RSUs payable under this Agreement.

3.Vesting Schedule. Subject to Section 4 and to any other relevant Plan provisions, the RSUs awarded by this Agreement will vest in Participant according to the vesting schedule specified in the Notice of Grant. For the avoidance of any doubt and notwithstanding anything to the contrary, in no event will Participant receive a direct or indirect vesting acceleration benefit, nor shall the vesting of RSUs granted hereunder accelerate, as a result of or in connection with the Transactions.

4.Administrator Discretion. The Administrator, in its discretion, may accelerate the vesting of any portion of the RSUs at any time, subject to the terms of the Plan. In that case, the RSUs will be vested as of the date and to the extent specified by the Administrator and will be paid as provided in Section 2 above. The payment of Shares vesting pursuant to this Section 4 will be paid at a time or in a manner that is exempt from, or complies with, Code Section 409A.

5.Forfeiture. Any RSUs that fail to vest (including, without limitation, due to Participant’s termination as a Service Provider) will immediately revert to the Plan following the earlier of (a) Participant’s termination as a Service Provider or (b) the last possible date for vesting as set forth in the Notice of Grant of Restricted Stock Units.

6.Payments after Death. Any distribution or delivery to be made to Participant under this Agreement will, if Participant is then deceased, be made to the administrator or executor of Participant’s estate. Any such administrator or executor must furnish the Company with (a) written notice of his or her status as transferee, and (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer.

7.Tax Obligations.

(a)Tax Withholding.

(i)No Shares issuable on a vesting date will be issued to Participant until satisfactory arrangements (as determined by the Administrator) have been made by Participant for the payment of income, employment, social insurance, National Insurance Contributions, payroll tax, fringe benefit tax, payment on account or other tax-related items related to Participant’s participation in the Plan and legally applicable to Participant, including, without limitation, in connection with the grant, vesting and settlement of the RSU, the subsequent sale of Shares acquired under the Plan and/or the receipt of any dividends on such Shares (“Tax-Related Items”) that the Administrator determines must be withheld. If Participant is a non-U.S. employee, the method of payment of Tax-Related Items may be restricted by the Appendix.

(ii)The Company has the right (but not the obligation) to satisfy any Tax-Related Items by (A) withholding from proceeds of the sale of Shares acquired upon the settlement of the RSU through a sale arranged by the Company (on Participant’s behalf pursuant to this authorization without further consent), (B) requiring Participant to pay cash, or (C) reducing the number of Shares otherwise deliverable to Participant; provided that if the Company permits Participant to pay cash to satisfy Tax-Related Items and Participant elects to satisfy Tax-Related Items through the payment of cash and fails to deliver cash on the vesting date, the Company has the right (but not the obligation) to satisfy such Tax-Related Items by withholding from proceeds of the sale of Shares acquired upon the settlement of the RSU through a sale arranged by the Company (on Participant’s behalf pursuant to this authorization without further consent). The Administrator will have discretion to determine the method of satisfying Tax-Related Items.

(iii)Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding rates or other applicable withholding rates, including maximum applicable rates, in which case Participant will receive a refund of any over-withheld amount in cash and will have no entitlement to the Common Stock equivalent. If the obligation for Tax-Related Items is satisfied by reducing the number of Shares otherwise deliverable to Participant, for tax purposes, Participant is deemed to have been issued the full number of Shares subject to the vested RSUs, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items.

(iv)If Participant is subject to taxation in more than one jurisdiction, the Company and/or, if different, Participant’s employer (the “Employer”) or former Employer may withhold or account for tax in more than one jurisdiction.

(v)Regardless of any action of the Company or the Employer, Participant acknowledges that the ultimate liability for all Tax-Related Items is and remains Participant’s responsibility and may exceed the amount actually withheld by the Company or the Employer. Participant further acknowledges that the Company and the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the RSUs; and (2) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the RSUs to reduce or eliminate Participant’s liability for Tax-Related Items or achieve any particular tax result.

(b)Code Section 409A. This Section 7(b) may not apply if Participant is not a U.S. taxpayer.

(i)If the vesting of any portion of the RSUs is accelerated in connection with Participant’s termination of status as a Service Provider (provided that such termination is a “separation from service” within the meaning of Code Section 409A) and if (x) Participant is a “specified employee” within the meaning of Code Section 409A at the time of such termination as a Service Provider and (y) the payment of such accelerated RSUs will result in the imposition of additional tax under Code Section 409A if paid to Participant on or within the 6-month period following Participant’s termination as a Service Provider, then the payment of such accelerated RSUs will not be made until the first day after the end of the 6-month period.

(ii)If the termination as a Service Provider is due to death, the delay under Section 7(b)(i) will not apply. If Participant dies following his or her termination as a Service Provider, the delay under Section 7(b)(i) will be disregarded and the RSUs will be paid in Shares to Participant’s estate as soon as practicable following his or her death.

(iii)All payments and benefits under this Restricted Stock Unit Award Agreement are intended to be exempt from, or comply with, the requirements of Code Section 409A so that none of the RSUs or Shares issuable upon the vesting of RSUs will be subject to the additional tax imposed under Code Section 409A and the Company and Participant intend that any ambiguities be interpreted so that the RSUs are exempt from or comply with Code Section 409A.

(iv)Each payment under this Agreement is intended to be a separate payment as described in Treasury Regulations Section 1.409A-2(b)(2).

8.Rights as Stockholder. Neither Participant nor any person claiming under or through Participant will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until Shares have been issued and recorded on the records of the Company or its transfer agents or registrars.

9.Acknowledgements and Agreements. Participant’s acceptance of this Agreement indicates that:

(a)PARTICIPANT ACKNOWLEDGES AND AGREES THAT THE VESTING OF THESE RSUS IS EARNED ONLY BY CONTINUING AS A SERVICE PROVIDER AND THAT BEING HIRED, AND GRANTED THESE RSUS WILL NOT RESULT IN VESTING.

(b)PARTICIPANT FURTHER ACKNOWLEDGES AND AGREES THAT THESE RSUS AND THIS AGREEMENT DO NOT CREATE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS A SERVICE PROVIDER FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND WILL NOT INTERFERE IN ANY WAY WITH PARTICIPANT’S RIGHT OR THE RIGHT OF THE COMPANY OR, IF DIFFERENT, THE EMPLOYER (OR ENTITY TO WHICH HE OR SHE IS PROVIDING SERVICES) TO TERMINATE PARTICIPANT’S RELATIONSHIP AS A SERVICE PROVIDER AT ANY TIME, WITH OR WITHOUT CAUSE.

(c)Participant agrees that this Agreement and its incorporated documents reflect all agreements on its subject matters and that he or she is not accepting this Agreement based on any promises, representations, or inducements other than those reflected in this Agreement.

(d)Participant agrees that delivery of any documents related to the Plan or Awards under the Plan, including the Plan, this Agreement, the Plan’s prospectus and any reports of the Company provided generally to the Company’s stockholders, may be made by electronic delivery. Such means of electronic delivery may include but do not necessarily include the delivery of a link to a Company intranet or the Internet site of a third party involved in administering the Plan, the delivery of the document via e-mail or such other means of electronic delivery specified by the Company. Participant acknowledges that he or she may receive from the Company a paper copy of any documents delivered electronically at no cost to Participant by contacting the Company in writing in accordance with Section 12. Participant further acknowledges that Participant will be provided with a paper copy of any documents if the attempted electronic delivery of such documents fails. Similarly, Participant understands that Participant must provide the Company or any designated third party administrator with a paper copy of any documents if the attempted electronic delivery of such documents fails. Participant may revoke his or her consent to the electronic delivery of documents or may change the electronic mail address to which such documents are to be delivered (if Participant has provided an electronic mail address) at any time by notifying the Company of such revoked consent or revised e-mail address in accordance with Section 12. Finally, Participant understands that he or she is not required to consent to electronic delivery of documents.

(e)Participant accepts that all good faith decisions or interpretations of the Administrator regarding the Plan and Awards under the Plan are binding, conclusive and final.

(f)Participant agrees that the Plan is established voluntarily by the Company, it is discretionary in nature, and may be amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan.

(g)Participant agrees that the grant of RSUs is voluntary and occasional and does not create any contractual or other right to receive future grants of RSUs, or benefits in lieu of RSUs, even if RSUs have been granted in the past.

(h)Participant agrees that all decisions regarding future Awards, if any, will be at the sole discretion of the Company.

(i)Participant agrees that he or she is voluntarily participating in the Plan.

(j)Participant agrees that the RSUs and any Shares acquired under the Plan are not intended to replace any pension rights or compensation.

(k)Participant agrees that the RSUs and Shares acquired under the Plan and the income and value of same, are not part of normal or expected compensation for any purpose, including for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, holiday pay, long-service awards, pension or retirement or welfare benefits or similar payments.

(l)Participant agrees that unless otherwise agreed with the Company, the RSUs and the Shares subject to the RSUs, and the income and value of same, are not granted as consideration for, or in connection with, the service Participant may provide as a director of a Parent or Subsidiary;

(m)Participant agrees that the future value of the Shares underlying the RSUs is unknown, indeterminable, and cannot be predicted with certainty;

(n)Participant agrees that, for purposes of the RSUs, Participant’s engagement as a Service Provider will be considered terminated as of the date Participant ceases to actively provide services to the Company or any member of the Company Group (regardless of the reason for such termination and whether or not the termination is later found to be invalid or in breach of employment laws in the jurisdiction where Participant is a Service Provider or the terms of Participant’s engagement agreement, if any).

(o)Participant agrees that any right to vest in the RSUs under the Plan, if any, will terminate as of the date described in the previous paragraph and will not be extended by any notice period (e.g., Participant’s period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws (including common law, if applicable) in the jurisdiction where Participant is a Service Provider or under Participant’s engagement agreement or employment agreement, if any, unless Participant is providing bona fide services during such time).

(p)Participant agrees that the Administrator has the exclusive discretion to determine when Participant is no longer actively providing services for purposes of his or her RSUs (including whether Participant may still be considered to be providing services while on a leave of absence).

(q)Participant agrees that none of the Company, the Employer, or any Parent or Subsidiary will be liable for any foreign exchange rate fluctuation between Participant’s local currency and the United States Dollar that may affect the value of the RSUs or of any amounts due to Participant pursuant to the settlement of the RSUs or the subsequent sale of any Shares acquired upon settlement.

(r)Participant has read and agrees to the data privacy provisions of Section 11 of this Agreement.

(s)Participant agrees that no claim or entitlement to compensation or damages shall arise from forfeiture of the RSUs resulting from the termination of Participant’s status as a Service Provider (for any reason whatsoever whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is a Service Provider or the terms of Participant’s service agreement, if any), and in consideration of the grant of the RSUs to which Participant is otherwise not entitled, Participant irrevocably agrees never to institute any claim against the Company or any member of the Company Group, waives his or her ability, if any, to bring any such claim, and releases the Company and all members of the Company Group from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, Participant shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claim.

10.No Advice Regarding Grant. Neither the Company nor any member of the Company Group is providing any tax, legal or financial advice, and neither the Company nor any member of the Company Group is making any recommendations regarding Participant’s participation in the Plan, or Participant’s acquisition or sale of the underlying Shares. Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan. Nothing stated in this Agreement or the Plan is intended or written to be used, and cannot be used, for the purpose of avoiding taxpayer or other penalties.

11.Data Privacy.

(a)Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Participant’s personal data as described in this Agreement and any other Award materials by and among, as applicable, the Employer, the Company and any member of the Company Group for the exclusive purpose of implementing, administering and managing Participant’s participation in the Plan.

(b)Participant understands that the Company, the Employer and members of the Company Group may hold certain personal information about Participant, including, but not limited to, Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, residency, status, job title, any shares of stock or directorships held in the Company or the Company Group, details of all restricted stock units or any other entitlement to stock awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor (collectively “Data”), for the exclusive purpose of implementing, administering and managing the Plan.

(c)Participant understands that Data will be transferred to the Company, any member of the Company Group, or one or more stock plan service providers as may be selected by the Company from time to time, which is assisting the Company with the implementation, administration and management of the Plan. Participant understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipient’s country of operation (e.g., the United States) may have different data privacy laws and protections than Participant’s country. Participant understands that if he or she resides outside the United States, he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative. Participant authorizes the Company and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purposes of implementing, administering and managing Participant’s participation in the Plan. Participant understands that Data will be held only as long as is necessary to implement, administer and manage Participant’s participation in the Plan. Participant understands that if he or she resides outside the United States, he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her local human resources representative. Further, Participant understands that he or she is providing the consents herein on a purely voluntary basis. If Participant does not consent, or if Participant later seeks to revoke his or her consent, his or her engagement as a Service Provider and career with the Employer will not be adversely affected; the only consequence of refusing or withdrawing Participant’s consent is that the Company would not be able to grant Participant restricted stock units or other equity awards or administer or maintain such awards. Therefore, Participant understands that refusing or withdrawing his or her consent may affect Participant’s ability to participate in the Plan. For more information on the consequences of Participant’s refusal to consent or withdrawal of consent, Participant understands that he or she may contact his or her local human resources representative.
12.Address for Notices. Any notice to be given under the terms of this Agreement will be addressed prior to the Closing Date in care of Attn: Chief Executive Officer, at HTBase Corporation, 4080 Confederation Parkway, Suite 304, Mississauga, Ontario L5B 0G1, and after the Closing Date in care of Attn: Stock Administration, at Juniper Networks, Inc., 1133 Innovation Way, Sunnyvale, California 94089; to Participant will be provided to the physical or electronic mail address maintained for Participant in the Company’s records; or in either case, at such other address as the Company or the Participant, as the case may be, may hereafter designate in writing.

13.No Effect on Employment. Participant’s employment with the Company or, if different, the Employer is not affected by this grant of RSUs. Accordingly, the terms of Participant’s employment with the Company or, if different, the Employer will be determined from time to time by the Company or, if different, the Employer, and the Company or the Employer will have the right, which is hereby expressly reserved, to terminate or change the terms of the employment of Participant at any time for any reason whatsoever, with or without good cause or notice.

14.Grant is Not Transferable. Except to the limited extent provided in Section 7, this grant and the rights and privileges conferred hereby will not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and will not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this grant, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this grant and the rights and privileges conferred hereby immediately will become null and void.

15.Binding Agreement. Subject to the limitation on the transferability of this grant contained herein, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

16.Additional Conditions to Issuance of Stock. If at any time the Company will determine, in its discretion, that the listing, registration or qualification of the Shares upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory authority is necessary or desirable as a condition to the issuance of Shares to Participant (or his or her estate), such issuance will not occur unless and until such listing, registration, qualification, consent or approval will have been effected or obtained free of any conditions not acceptable to the Company. The Company will make all reasonable efforts to meet the requirements of any such state or federal law or securities exchange and to obtain any such consent or approval of any such governmental authority.

17.Plan Governs. This Agreement and the Notice of Grant are subject to all terms and provisions of the Plan. In the event of a conflict between one or more provisions of this Agreement or the Notice of Grant and one or more provisions of the Plan, the provisions of the Plan will govern.

18.Administrator Authority. The Administrator will have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any RSUs have vested). All actions taken and all interpretations and determinations made by the Administrator in good faith will be final and binding upon Employee, the Company and all other interested persons. Neither the Administrator nor any member of the Company Group will be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Agreement.

19.[Reserved.]

20.Agreement Severable. In the event that any provision in this Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Agreement.

21.Modifications to this Agreement. The Plan and this Agreement constitute the entire understanding of the parties on the subjects covered. Participant expressly warrants that he or she is not accepting this Agreement in reliance on any promises, representations, or inducements other than those contained herein. Modifications to this Agreement or the Plan can be made only in an express written contract executed by a duly authorized officer of the Company. Notwithstanding anything to the contrary in the Plan or this Agreement, the Company reserves the right to revise this Agreement as it deems necessary or advisable, in its sole discretion and without the consent of Participant, to comply with Code Section 409A or to otherwise avoid imposition of any additional tax or income recognition under Code Section 409A in connection to these RSUs, or to comply with other Applicable Laws.

22.Notice of Governing Law; Venue. This grant of RSUs shall be governed by, and construed in accordance with, the laws of the State of California without regard to principles of conflict of laws. The parties further agree that any legal action, suit or proceeding arising from or related to this Agreement shall be instituted exclusively in the courts of California or the federal courts for the United States for the Northern District of California and no other courts. The parties consent to the personal jurisdiction of such courts over them, waive all objections to the contrary, and waive any and all objections to the exclusive location of legal proceedings in California or the federal courts for the United States for the Northern District of California (including, without limitation, any objection based on cost, convenience or location of relevant persons). The parties further agree that there shall be a conclusive presumption that this Agreement has a significant, material and reasonable relationship to the State of California.

23.Insider Trading/Market Abuse Laws. Participant acknowledges that, depending on his or her country, Participant may be subject to insider trading restrictions and/or market abuse laws, which may affect his or her ability to acquire or sell Shares or rights to Shares (e.g., RSUs) under the Plan during such times as Participant is considered to have “inside information” regarding the Company (as defined by the laws in Participant’s country). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. Participant is responsible for ensuring compliance with any applicable restrictions and is advised to consult his or her personal legal advisor on this matter.

24.Waiver. Participant acknowledges that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by Participant or any other participant in the Plan.

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